Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2021

RESULTS AND DECLARES INCREASED REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 31, 2022 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2021 results: The Company’s revenues in the fourth quarter 2021 were $46.1 million, compared to $41.0 million in the fourth quarter 2020, an increase of $5.1 million, or 12.5%. For the full year 2021, the Company’s revenues were $189.3 million, compared to $160.7 million in the full year 2020, an increase of $28.6 million, or 17.8%.

The Company’s revenues from its lime and limestone operations in the fourth quarter and full year 2021 were $45.5 million and $187.4 million, respectively, compared to $40.7 million and $159.7 million, respectively, in the comparable 2020 periods. Lime and limestone revenues increased $4.9 million, or 12.0%, and $27.7 million, or 17.3%, in the fourth quarter and full year 2021, respectively, compared to the fourth quarter and full year 2020. Carthage Crushed Limestone (“Carthage”), which the Company acquired on July 1, 2020, contributed $9.9 million to the Company’s lime and limestone revenues in the full year 2021, compared to $4.6 million in the full year 2020. The increase in Company revenues in the fourth quarter 2021, compared to the fourth quarter 2020, resulted primarily from increased sales of the Company’s lime and limestone products, principally due to increased demand from the Company’s environmental, construction, and industrial customers. Including the additional revenues from Carthage, the increase in revenues in the full year 2021, compared to the full year 2020, resulted primarily from increased sales of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction, steel, environmental, industrial, roofing, and agriculture customers. The COVID-19 pandemic and related restrictions on business activities that began in the first quarter 2020 resulted in a general economic slowdown, which disproportionately impacted certain industries that purchase the Company’s lime and limestone products. Both the fourth quarter and the full year 2021 were also favorably impacted by slight increases in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $13.3 million in the fourth quarter 2021, compared to $13.2 million in the fourth quarter 2020, an increase of $0.1 million, or 1.1%. Gross profit in the full year 2021 was $59.3 million, an increase of $11.7 million, or 24.5%, from $47.6 million in the full year 2020. Lime and limestone gross profit was $13.0 million in the fourth quarter 2021, compared to $13.2 million in the fourth quarter 2020, a decrease of $0.2 million or 1.2%. Lime and limestone gross profit in the full year 2021 was $58.7 million, compared to $48.0 million in the full year 2020, an increase of $10.7 million, or 22.2%. The decrease in gross profit from lime and limestone in the fourth quarter 2021, compared to the fourth quarter 2020, resulted primarily from increased energy costs, partially offset by the increased revenues discussed above. The increase in gross profit from lime and limestone in the full year 2021, compared to the full year 2020, resulted primarily from the increased revenues discussed above and increased operating efficiencies, partially offset by higher energy costs.

Selling, general and administrative (“SG&A”) expenses were $3.7 million in the fourth quarter 2021, compared to $3.2 million in the fourth quarter 2020, an increase of $0.5 million, or 16.3%. SG&A expenses were $12.8 million in the full year 2021, compared to $12.2 million in the full year 2020, an increase of $0.7 million, or 5.5%. The increases in SG&A expenses in the fourth quarter and full year 2021, compared to fourth quarter and full year 2020, were primarily due to increased personnel expenses.

The Company reported net income of $7.6 million ($1.34 per share diluted) and $37.0 million ($6.54 per share diluted) in the fourth quarter and full year 2021, respectively, compared to $7.3 million ($1.28 per share diluted) and $28.2 million ($5.00 per share diluted) in the fourth quarter and full year 2020, respectively, increases of $0.4 million, or 4.9%, and $8.8 million, or 31.3%, respectively. In the fourth quarter 2020, the Company recognized an impairment charge of $1.6 million ($1.2 million, net of tax) to the carrying values of the long-lived assets of its natural gas interests.

The Company continues to monitor and assess the impact of the COVID-19 pandemic in the United States, including the emergence of new variants of the virus, implementation of new or enhanced pandemic-related restrictions, and the possibility of additional wide-spread or localized outbreaks of the virus, any of which could have an adverse effect on the Company’s financial condition, results of operations, cash flows and competitive position. Additionally, the Company is experiencing rising costs and supply chain delays or disruptions which, if they persist, could adversely affect the Company’s profitability.

“We are pleased with our results for 2021 in the face of what continues to be a challenging environment against the backdrop of the ongoing global pandemic,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “Our costs have risen rapidly in recent months, and we believe that inflationary pressures and supply chain issues will continue to impact our costs in 2022. We are increasing the prices of our lime and limestone products in an effort to mitigate our increasing costs.”

Dividend

The Company announced today that the Board of Directors has declared an increased regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on March 18, 2022 to shareholders of record at the close of business on February 25, 2022.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, inflationary pressures, and supply chain issues, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
INCOME STATEMENTS

Revenues	$46,108	$40,990	$189,255	$160,704
Cost of revenues	32,789	27,819	129,995	113,117
Gross profit	$13,319	$13,171	$59,260	$47,587

Selling, general and administrative expenses	$3,674	$3,159	$12,843	$12,168
Impairment of long-lived assets	—	1,550	—	1,550
Operating profit	$9,645	$8,462	$46,417	$33,869
Interest expense	63	62	250	248
Interest and other income, net	(79)	(51)	(351)	(451)
Income tax expense	2,048	1,197	9,473	5,849
Net income	$7,613	$7,254	$37,045	$28,223

Income per share of common stock:
Basic	$1.35	$1.29	$6.55	$5.01
Diluted	$1.34	$1.28	$6.54	$5.00
Weighted-average shares outstanding:
Basic	5,658	5,634	5,656	5,629
Diluted	5,669	5,647	5,668	5,640
Cash dividends per share of common stock	$0.160	$0.160	$0.640	$0.640

			December 31,	December 31,
			2021	2020
BALANCE SHEETS
Assets:
Current assets			$150,430	$123,996
Property, plant and equipment, net			162,172	152,461
Other non-current assets			3,594	2,641
Total assets			$316,196	$279,098
Liabilities and Stockholders’ Equity:
Current liabilities			$11,188	$11,588
Deferred tax liabilities, net			23,055	21,531
Other long-term liabilities			3,747	2,787
Stockholders’ equity			278,206	243,192
Total liabilities and stockholders’ equity			$316,196	$279,098

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